Exhibit 10.2

International Shipping Enterprises, Inc.

1225 Franklin Avenue, Suite 325

Garden City, NY 11530

July 14, 2005

Shareholders of Navios Maritime Holdings Inc.

20 Marshall Street

South Norwalk, CT 06854

Re:	Second Amendment to Stock Purchase Agreement (this “Amendment”)

Ladies and Gentlemen:

Reference is hereby made to the Stock Purchase Agreement dated February 28, 2005, as amended May 27, 2005 (“SPA”) among Navios Maritime Holdings, Inc. (“Navios”), the Shareholders of Navios, the Shareholders’ Agent, and International Shipping Enterprises, Inc. (“ISE”). Capitalized terms used herein but not otherwise defined herein shall have such meanings as defined in the SPA. We have agreed to amend and modify the SPA as follows:

1. Notwithstanding anything to the contrary in the SPA, including the provisions of Sections 2.4 and 9, the language of Section 10.1(b) shall be deleted in its entirety and replaced with the following: “(b) by the Shareholders, acting through the Shareholders’ Agent, if (i) subject to (ii) below, the Closing shall not have occurred on or before August 15, 2005 for any reason, or (ii) if Buyer and its advisors, following consultation with the SEC, determine the applicable proxy notice solicitation period to be 20 business days, if the Closing shall not have occurred on or before August 31, 2005 for any reason .” This Amendment shall only be effective upon execution and delivery of this Amendment and compliance with paragraphs 2 and 5 below.

2. Notwithstanding anything to the contrary in the May 27, 2005 amendment to the SPA, in accordance with Section 2.4 of the SPA (and notwithstanding the dates therein), on or before 3 p.m. EST on July 8, 2005, Buyer shall deposit with Escrow Agent an additional Three Million Dollars ($3,000,000) as a Deposit Adjustment, and the definition of Deposit Adjustment in the SPA shall be deemed amended accordingly.

3. The language of Section 10.2(a)(ii) shall be deleted in its entirety and replaced with the following: “(ii) there has been a failure of satisfaction of a condition to the obligations of Buyer that has not been waived, provided, however, Buyer hereby waives the conditions in (x) Section 6.10, and (y) Section 6.3 to the extent that such failure of satisfaction of the condition in such Section arises out of actions or omissions by Buyer, its agents, officers, directors, employees or shareholders, or”.

4. The second sentence of Section 10.3 shall be amended to delete the reference to Section 10.1(b) by deleting the “(b)” in such sentence. The remainder of Section 10.3 (with the exception of the first sentence, which is not amended or revised by this Amendment) shall be deleted in its entirety and replaced with the following:

“Upon any termination by Shareholders pursuant to the provisions of Section 10.1(b) for any reason, other than for a delay caused as a direct consequence of (i) a breach by the Shareholders of their representations or obligations referred to in Section 10.2(a) or a failure of conditions referred to in Section 10.2(a), or (ii) an act of war or terrorist event preventing or interrupting the transmission of the Purchase Price, the Buyer shall forfeit the Deposit and the Deposit Adjustment and shall cause the Escrow Agent to release within two (2) business days the Deposit and the Deposit Adjustment, with accrued interest, to Shareholders’ Agent and the Shareholders shall retain such Deposit and Deposit Adjustment. Any termination under Section 10.1(b) for a delay caused as a direct consequence of (i) a breach by the Shareholders of their representations or obligations referred to in Section 10.2(a) or a failure of conditions referred to in Section 10.2(a), or (ii) an act of war or terrorist event preventing or interrupting the transmission of the Purchase Price, shall result in a prompt refund of the Deposit and Deposit Adjustment, with interest, to Buyer.

Upon any termination pursuant to Section 10.2(b) for nonfullfillment of the conditions of Section 7, with the exception of Sections 7.3 (to the extent that such failure of satisfaction of the condition in such Section arises out of actions or omissions by the Shareholders, the Company, its Affiliates, or their officers, directors, employees or agents), or Sections 7.4 and 7.5, the Buyer shall forfeit and cause the Escrow Agent to promptly release the Deposit to Shareholders and the Shareholders shall, in addition to any other damages, losses or expenses permitted under or provided for in this Agreement, retain the Deposit, with accrued interest, if any. Subject to the foregoing, the parties’ obligations under Sections 11.2, 11.4, 11.5, 11.7 and 11.9 of this Agreement shall survive termination.”

5. Buyer hereby confirms to the Shareholders and to Navios, and Navios and the Shareholders hereby confirm to the Buyer, that the SPA remains in full force and effect and this Amendment does not supercede or replace Section 10.2 “Termination for Breach” or the rights and remedies of the Buyer or the Shareholders upon any termination pursuant to Section 10.2 as amended hereby.

6. Each of the parties hereby authorizes the delivery of a copy of this Amendment to the Escrow Agent and hereby requests and directs that such Escrow Agent hereafter follow the provisions of the Deposit Escrow Agreement and the SPA, as hereby amended.

[SIGNATURE PAGES TO FOLLOW]

Please confirm your agreement to the foregoing by signing the enclosed duplicate of this letter.

BUYER:

INTERNATIONAL SHIPPING ENTERPRISES, INC.

By:
Name:
Title:

INDIVIDUAL SHAREHOLDERS:		CORPORATE SHAREHOLDERS:

GALI SHIPPING INC.

By:	/S/ ANTHONY R. WHITWORTH	By:	/S/ DR. PATRICK K. OESCH
	Anthony R. Whitworth		Name: Dr. Patrick K. Oesch
Title: President & Director

PARK VIEW BUSINESS INC.

By:	/S/ BRUCE C. HOAG	By:	/S/ RYAN RUDOLPH
	Bruce C. Hoag		Name: Ryan Rudolph
Title: Director

ARAMA ASSETS LIMITED

By:	/S/ ROBERT G. SHAW	By:	/S/ RYAN RUDOLPH
	Robert G. Shaw		Name: Ryan Rudolph
Title: Director

By:	/S/ TED C. PETRONE
Ted C. Petrone

By:	/S/ MICHAEL E. MCCLURE
Michael E. McClure

HAZELMERE MARITIME INC.

By:	/S/ SHUNJI SASADA	By:	/S/ SPYROS D. MAVROS
	Shunji Sasada		Name: Spyros D. Mavros
Title: President/Director

SALTCHUK RESOURCES, INC.

By:	/S/ PABLO SOLER	By:	/S/ STEVEN GIESE
	Pablo Soler		Name: Steven Giese
Title: Vice President & CFO

By:	/S/ GABRIEL SOLER
Gabriel Soler